The Middlefield Banking Company

September 28, 2017

Mr. Michael Ranttila
2148 NE 27th Drive
Fort Lauderdale, Florida 33306

Dear Mike,

It is my pleasure to offer you employment with The Middlefield Banking Company as Senior Vice President of Finance. This position reports to me, Donald Stacy, EVP/CFO. Your office will be located at our Madison Road Office.

Your initial base salary will be $135,000 annually ($5,192.30 bi-weekly) and will be subject to periodic review. We would like your start date to be Monday, October 16, 2017.

At your 2nd year anniversary date, you will be eligible to receive a grant of 250 shares of Middlefield Banc Corp. stock, subject to approval of the restricted stock grant by the Middlefield Banc Corp. board committee that administers the 2017 Omnibus Equity Plan.

If you remain continuously employed with The Middlefield Banking Company or an affiliate such as Middlefield Banc Corp. through your 5th year anniversary date of employment, you will receive a $50,000 cash bonus payable on your 5th year anniversary date of employment. The bonus will be subject to applicable taxes.

You will also be eligible to receive other benefits offered to full-time employees of the Bank. Briefly, the current benefits include, among others, the following: medical coverage benefits and vacation benefits, and 401(k) retirement plan participation. The compensation and benefit arrangements in which you participate or are eligible to participate are described in the employee manual, a copy of which has been provided to you. We will be conducting online open enrollment for 2018 in October/November and we do anticipate our benefits and costs will change.

Medical Plan: We currently have two plans with Medical Mutual of Ohio. You will be eligible to participate immediately. Your per-pay cost will range from $98.36 to $350.31 depending on the plan and level of coverage you choose.

Dental and Vision Plan: The bank pays the cost for employees and their eligible dependents. You are eligible to participate immediately.

Life Insurance and AD&D: The bank pays the cost of this insurance at hire. Your coverage is two times your annual earnings to a maximum of $200,000.

401K: You are eligible to participate in this plan immediately. The bank will match 50% of your contribution up to a maximum of 6% of your compensation. You are 100% vested in the employer match after 6 years of service, vesting in 20% annual increments beginning with the second year.

Vacation: You will be eligible for 160 vacation hours effective January 1, 2018. You are eligible to take 40 hours of vacation from hire date until the end of the year of 2017. This week will not carry over to 2018 should you decide not to use it.

Incentive Compensation: You will be eligible for participation in The Middlefield Banking Company Annual Incentive Plan (AIP). Your plan has a target of 10% of your base salary. This incentive plan will be prorated for 2017 based upon your date of employment.

This offer extended by The Middlefield Banking Company is not intended to constitute an employment contract, nor is it an agreement or guarantee as to future employment. The Middlefield Banking Company is an at-will employer and may employ or terminate employees at any time, with or without cause.

If it remains in the best interest of The Middlefield Banking Company and shareholders, you will be promoted to CFO of The Middlefield Banking Company on or before January 1, 2020.

Should you be agreeable to accepting this offer of employment, please sign and date this letter and return to cshaull@middlefieldbank.com. Please contact her for any questions at 440-632-3233.

This offer is conditioned on your successful completion of an I-9 form (Employment Eligibility Verification form) and a background check. You will complete the I-9 on your start date and bring the required documents with you on your first day. All documents must be the original, unexpired, and signed. We will also provide a consent form for you to sign so that we may begin a background check.

The employee handbook you will be provided is an informational document only, not an employment contract, and The Middlefield Banking Company may change the handbook at any time.

The Middlefield Banking Company extends this offer with the understanding that you have not signed any agreement with any prior or existing employer which includes restrictions on your ability to compete; to contact customers, clients, or employees; or to use and/or disclose business, client or customer information. If there are such agreements, please provide The

Middlefield Banking Company with a copy of the agreement so we can consider whether and to what extent the agreement may preclude and/or restrict your employment with our organization.

We are very anxious for you to rejoin The Middlefield Banking Company and are confident that you will make a significant and ongoing contribution! This offer expires in 2 weeks, so if you wish to accept this offer you must do so by October 12, 2017. After that date this offer is null and void.

Sincerely,

Donald Stacy
EVP & CFO

ACCEPTANCE

I accept the above offer of employment with The Middlefield Banking Company as outlined above.

Michael Ranttila	9-29-17 **Date**

P:\Corporate\Compensation\Employment, Consulting, Noncompete Agreement\Middlefield\M. Ranttila offer letter September 27, 2017.docx